                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                               Pactiv Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    695257105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                November 5, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

-------------------------                              -------------------------
  CUSIP NO.  695257105                13G                  Page 2 of 12 Pages
-------------------------                              -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.


          Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            12,673,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             12,673,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,673,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN

------------------------------------------------------------------------------

-------------------------                              -------------------------
  CUSIP NO.  695257105                13G                  Page 3 of 12 Pages
-------------------------                              -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.


          Highfields GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            12,673,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             12,673,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,673,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO

------------------------------------------------------------------------------

-------------------------                              -------------------------
  CUSIP NO.  695257105                13G                  Page 4 of 12 Pages
-------------------------                              -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.


          Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            12,673,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             12,673,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,673,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

-------------------------                              -------------------------
  CUSIP NO.  695257105                13G                  Page 5 of 12 Pages
-------------------------                              -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.


          Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            12,673,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             12,673,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,673,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

-------------------------                              -------------------------
  CUSIP NO.  695257105                13G                  Page 6 of 12 Pages
-------------------------                              -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.


          Highfields Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Cayman Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            9,110,445

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             9,110,445

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,110,445
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO

------------------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 695257105                   13G                    Page 7 of 12 Pages
-------------------                                         -------------------



Item 1(a). Name of Issuer:

         Pactiv Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

         1900 West Field Court, Lake Forest, IL 60045

Item 2(a). Name of Person Filing:

         This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

         (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

         (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

         (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

         (iv) Richard L. Grubman, a Managing Member of Highfields GP.

         Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

         This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, with respect to the shares of common stock of the Issuer owned by Highfields Capital Ltd.

Item 2(b). Address of Principal Business Office or, if None, Residence:

         Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
         c/o Highfields Capital Management
         200 Clarendon Street
         Boston, Massachusetts 02117

         Address for Highfields Capital Ltd.:
         c/o Goldman Sachs (Cayman) Trust, Limited
         Harbour Centre, North Church Street
         P.O. Box 896
         George Town, Grand Cayman
         Cayman Islands

-------------------                                         -------------------
CUSIP No. 695257105                   13G                    Page 8 of 12 Pages
-------------------                                         -------------------




Item 2(c). Citizenship:

         Highfields Capital Management - Delaware
         Highfields GP - Delaware
         Richard L. Grubman - United States
         Jonathon S. Jacobson - United States
         Highfields Capital Ltd.- Cayman Islands

Item 2(d). Title of Class of Securities:

         Common Stock, par value $.01 per share

Item 2(e). CUSIP Number:

         695257105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

          (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

          (e)   [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

-------------------                                         -------------------
CUSIP No. 695257105                   13G                    Page 9 of 12 Pages
-------------------                                         -------------------



Item 4. Ownership.

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

     (a)  Amount beneficially owned:

          12,673,000 shares of Common Stock (none of which the Reporting Persons have the right to acquire).

     (b)  Percent of class:

          7.5%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 12,673,000

          (ii)  Shared power to vote or to direct the vote --0--

          (iii) Sole power to dispose or to direct the disposition of 12,673,000

          (iv)  Shared power to dispose or to direct the disposition of --0--

For Highfields Capital Ltd.:

     (a)  Amount beneficially owned:

          9,110,445 shares of Common Stock (of which Highfields Capital Ltd. has the right to acquire zero (0) shares).

     (b)  Percent of class:

          5.4%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 9,110,445

          (ii)  Shared power to vote or to direct the vote --0--

          (iii) Sole power to dispose or to direct the disposition of 9,110,445

          (iv) Shared power to dispose or to direct the disposition of --0--

-------------------                                         -------------------
CUSIP No. 695257105                   13G                   Page 10 of 12 Pages
-------------------                                         -------------------



Item 5. Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          The shares to which this filing by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. Highfields Capital Management serves as the Investment Manager to each of the Funds. Highfields Capital Ltd., a reporting person herein, owns 5.4% of the shares of common stock of the Issuer; however, neither Highfields Capital I LP nor Highfields Capital II LP individually owns more than five percent of the shares of common stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8. Identification and Classification of Members of the Group.

          Not applicable.

Item 9. Notice of Dissolution of Group.

          Not applicable.

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issue of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                         -------------------
CUSIP No. 695257105                   13G                   Page 11 of 12 Pages
-------------------                                         -------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                November 15, 1999
                                ------------------------------------------
                                Date

                                HIGHFIELDS CAPITAL MANAGEMENT LP
                                By: Highfields GP LLC, its General Partner

                                /s/ KENNETH H. COLBURN
                                ------------------------------------------
                                Signature

                                Kenneth H. Colburn
                                Authorized Signatory
                                ------------------------------------------
                                Name/Title

                                HIGHFIELDS GP LLC

                                /s/ KENNETH H. COLBURN
                                ------------------------------------------
                                Signature

                                Kenneth H. Colburn
                                Authorized Signatory
                                ------------------------------------------
                                Name/Title

                                JONATHON S. JACOBSON

                                /s/ KENNETH H. COLBURN
                                ------------------------------------------
                                Signature

                                Kenneth H. Colburn
                                Attorney-in-Fact
                                ------------------------------------------
                                Name/Title

                                RICHARD L. GRUBMAN

                                /s/ KENNETH H. COLBURN
                                ------------------------------------------
                                Signature

                                Kenneth H. Colburn
                                Attorney-in-Fact
                                ------------------------------------------
                                Name/Title

-------------------                                         -------------------
CUSIP No. 695257105                   13G                   Page 12 of 12 Pages
-------------------                                         -------------------



                                HIGHFIELDS CAPITAL LTD.


                                By: Highfields Capital Management LP,
                                ------------------------------------------
                                its Investment Manager


                                By: Highfields GP LLC
                                ------------------------------------------
                                its General Partner


                                /s/ KENNETH H. COLBURN
                                ------------------------------------------
                                    Signature


                                Kenneth H. Colburn
                                ------------------------------------------
                                    Authorized Signatory
                                    Name/Title